UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

April 17, 2006 (April 17, 2006)
Date of Report (Date of earliest event reported)

VINEYARD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

California	000-20862	33-0309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9590 Foothill Boulevard, Rancho Cucamonga, California	91730
(Address of principal executive offices)	(Zip Code)

(909) 987-0177
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.01. Entry into a Material Definitive Agreement.

Vineyard National Bancorp (the "Company") and its wholly-owned subsidiary Vineyard Bank (the "Bank") reorganized their internal personnel in December 2005. As a result, certain employees were promoted to executive officers. The following executive officers have active Change of Control Agreements (the "Agreements") with the Company and the Bank: Jacqueline Calhoun Schaefgen, Executive Vice President and Chief Risk Officer; Gordon Fong, Executive Vice President and Chief Financial Officer; Richard Hagan, Executive Vice President, Chief Operating Officer, and Chief Credit Officer; Elizabeth Reno, Executive Vice President and Chief Banking Officer; and Tina Sandoval, Senior Vice President and Chief Culture Officer.

Under the terms of the Agreements, Ms. Schaefgen and Reno, and Messrs. Fong and Hagan would be entitled to the following: (i) a lump sum payment equal to two years of their respective annual compensation; plus (ii) the average of their respective two most recent annual incentive bonuses paid prior to the change in control; and (iii) continuation coverage under the Bank’s group health plans for a 12-month period, if his or her employment is terminated after a change in control of the Company or the Bank. Ms. Sandoval would be entitled to the following: (i) pay equal to one year's annual compensation; plus (ii) the average of her two most recent annual incentive bonuses paid prior to the change in control; and (iii) continuation coverage under the Bank’s group health plans for a 12-month period, if her employment is terminated after a change in control of the Company or the Bank.

Ms. Schaefgen and Reno's Agreements have an effective date of March 29, 2006; Mr. Fong and Ms. Sandoval's Agreements have an effective date of July 1, 2005; and Mr. Hagan's Agreement has an effective date of July 7, 2004.

The foregoing summary of the Agreements is subject to, and qualified in its entirety by the form of  the Agreements, a copy of which is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Item	9.01. Financial Statements and Exhibits

(a)    Not applicable
(b)    Not applicable
(c)    Not applicable
(d)    The following exhibit is included with this Report:

        Exhibit 10.1 Form of Change of Control Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINEYARD NATIONAL BANCORP

Date: April 17, 2006	By:	/s/ Gordon Fong
Gordon Fong
Executive Vice President and Chief Financial Officer